WESTERN GAS RESOURCES, INC.

ANNOUNCES INACCURACIES IN HISTORICAL PRICE REPORTING TO GAS TRADE PUBLICATIONS

September 29, 2003.  Western Gas Resources, Inc. (NYSE:WGR) today disclosed it has learned that certain employees in its marketing department furnished inaccurate information regarding natural gas transactions to energy publications, which compile and report energy index prices.

The Company discovered the inaccuracies during a review of certain marketing activities, which is being conducted in response to a subpoena issued by the Commodity Futures Trading Commission (CFTC).  Certain Company employees have identified inaccuracies associated with reporting of natural gas transactions primarily related to points in Texas.  The Company’s review of this and other regions is continuing.  The Company noted that it is one of many energy industry participants who routinely provided trade data to industry publications; consequently, the Company cannot determine whether the inaccurate data had any impact on the published indices.  The Company has discontinued the practice of reporting pricing information to the industry publications and will determine any further appropriate actions to be taken.

Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are based in Wyoming and Colorado, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer.  The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States, providing a broad range of services to its customers from the wellhead to the sales delivery point.  For additional Company information, visit Western’s Web site at www.westerngas.com.

Investor Contact:  Ron Wirth, Director of Investor Relations

   (800) 933-5603

   e-mail: rwirth@westerngas.com